Exhibit 10.2

Binding Purchase Agreement

May 19, 2009

This Binding Purchase Agreement (this “Agreement”) sets forth the binding obligations of the parties concerning a transaction whereby R.P.S. Products, Inc. (“Buyer”) agrees to purchase and Flanders Corporation (“Seller”) agrees to sell the assets and liabilities listed on the attached Schedule A and which are owned by or the responsibility of Seller (the “Subject Assets”), the bulk of which were acquired from Wildwood Industries, Inc. (the “Company”) out of bankruptcy.

To evidence its good faith, Buyer is presenting to Seller the sum of $400,000 by wire transfer (the “Deposit”), by 12:00 am on May 20, 2009. If the transaction contemplated by this Agreement is consummated, then the Deposit shall be applied to the Purchase Price to be paid by the Buyer at the closing. If Seller does not purchase such Subject Assets from the Company for the reasons contemplated in Section 2 below, and therefore cannot sell the Subject Assets to Buyer, the Deposit shall be returned to Buyer.

This Agreement supersedes and replaces all prior offers and negotiations between Buyer and Seller. The transaction shall be effected as follows:

1. Seller shall sell to Buyer and Buyer shall purchase the Subject Assets for a total purchase price equal to (a) $2,225,000 by wire transfer on May 20, 2009, (b) reimbursement of all reasonable costs of Seller relating the business represented by the Subject Assets, including without limitation, the costs associated with the Business Inventory (as defined below), labor costs, utility costs and similar reasonable overhead and direct costs incurred in connection with the business represented by the Subject Assets (“Business Inventory Costs”), and (c) the assumption by Buyer of the Further Lease Obligations (as defined Schedule A) for which Seller may be responsible either at closing or in the future (collectively, the “Purchase Price”). Seller shall not deliver or otherwise release any of the Subject Assets to Buyer until the Purchase Price identified in Section 1(a) and Section 1(b) has been paid. The term “Business Inventory” shall mean the inventory purchased by Seller and the inventory purchase commitments incurred by Seller in connection with the business represented by the Subject Assets.

2. The consummation of the transaction shall be contingent solely upon the purchase by Seller of the Subject Assets from the Company out of bankruptcy which must be approved by the Bankruptcy Court. Failure of the Seller to purchase the Subject Assets from the Company shall not be deemed a breach by Seller hereof.

3. Neither party will make any public disclosure or publicity release pertaining to the existence of this Agreement or of the subject matter contained herein without having first obtained the written consent of the other party.

4. Each party agrees to keep confidential all information about the other party or the Company which it obtains in connection herewith, and shall not disclose same to any third parties. All documents and all copies thereof obtained by Buyer or its representatives with respect to Seller and the Company shall be promptly delivered to Seller if the transaction contemplated hereby is not consummated.

5. The parties agree to execute and deliver or cause to be executed and delivered from time to time any such instruments, documents, agreements, consents and assurances and take such other actions as the either party may reasonably may require in order to effect the purposes contemplated herein, including, without limitation, an Assignment and Bill of Sale for the Subject Assets.

6. Each party hereto shall pay their own fees and expenses in connection with the transaction contemplated hereby whether or not such transaction is completed. This Agreement shall be governed by North Carolina law.

7. If the above correctly sets forth your agreement of the purchase and sale of the Subject Assets please so indicate by executing the enclosed copy of this letter in the space provided below.

[signature page follows]

Flanders Corporation

Name:
Title:

R.P.S Products, Inc.

Name:
Title:

Schedule A

Subject Assets

“Subject Assets” shall mean, except for the Retained Assets (as defined below), (a) all assets purchased by Seller from the Company out of bankruptcy on May 20, 2009 which are owned by Seller, (b) all the Business Inventory, (c) all accounts receivables due to Seller for product shipped since May 12, 2009 relating to the business represented by the Subject Assets to which the Seller is entitled (“Accounts Receivables”), (d) all proceeds representing Accounts Receivables remitted to Seller by the bankruptcy trustee, and (e) all Further Lease Obligations.

For Purposes hereof, the term “Further Lease Obligations” shall mean any “true lease” or other similar lease obligation of the Company applicable to one or more of the Subject Assets which the applicable Bankruptcy Court adjudicates to be a “true lease” in connection with the purchase of the Company’s assets out of bankruptcy. For purposes hereof, the term “Retained Assets” shall mean the assets used in the furnace filter air filtration business of the Company. To the extent that any Subject Asset or Retained Asset is used in both of the businesses (that is, the business represented by the Subject Assets and the business represented by the Retained Assets), such as fork lift trucks and shrink wrappers the parties shall mutually agree on such disposition in a 60% (Buyer) and 40% (Seller) allocation.

The parties understand and agree that the Bankruptcy Court has set aside $250,000 which may, depending on the terms determined by the Bankruptcy Court, be used to satisfy the first $250,000 in Further Lease Obligations which may arise after the Seller’s purchase of the Subject Assets out of bankruptcy. The parties agree that Seller shall allocate $125,000 of such funds to satisfy any of Buyer’s Further Lease Obligations, with the Seller retaining the other $125,000 for the Retained Assets. This obligation shall survive until the earlier of (a) the Further Lease Obligations are paid in full, (b) the $125,000 allocation has been reached, or (c) the statutory period for making a “true lease” claim under the bankruptcy laws has terminated. In order for the Buyer to benefit from the $125,000 allocation set aside for the Further Lease Obligations, Buyer shall send to Seller a cancelled check or other commercially reasonable documentation memorializing a payment (or payments) made to a “true lease” lessor in partial payment on a full settlement of a “true lease” obligation. In the event that, within the statutory period required by applicable bankruptcy laws, either (x) no Further Lease Obligations shall arise for either of the Subject Assets (for Buyer) or the Retain Assets (for Seller), or (z) less than the $125,000 allocated to each party is necessary to extinguish the “true lease” obligations of either such party, then in either such case the other party may utilize such parties remaining $125,000 allocation set aside.